EXHIBIT 5

[LETTERHEAD OF MILES & STOCKBRIDGE P.C.]

February 12, 2009

Urstadt Biddle Properties Inc.
321 Railroad Avenue
Greenwich, Connecticut  06830

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Maryland counsel to Urstadt Biddle Properties Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 340,050 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and 340,050 shares of the Company’s Class A common stock, $0.01 par value per share (the “Class A Common Stock”), all of which may be issued from time to time under the Urstadt Biddle Properties Inc. Amended and Restated Restricted Stock Award Plan (the “Plan”), on the Company’s Registration Statement on Form S-8 filed today with the Securities and Exchange Commission (the “Registration Statement”).

We have examined the Registration Statement and such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion.  We have relied as to certain factual matters on information obtained from public officials and officers of the Company.  Based on that examination, it is our opinion that the shares of the Common Stock and the Class A Common Stock being registered on the Registration Statement (the “Shares”), when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

In giving our opinion, we are assuming that, at the time of issuance of the Shares, the Company will have a sufficient number of authorized but unissued shares of its stock for the issuance.  We are also assuming that (i) the issuance of the Shares will not conflict with or violate any provisions of the charter of the Company relating to the Company’s qualifications as a real estate investment trust under the Internal Revenue Code of 1986, (ii) the granting of awards and corresponding issuance of the Shares will be authorized by the Compensation Committee of the board of directors of the Company pursuant to and in accordance with the terms of the Plan, (iii) the Restricted Period (as defined in the Plan) imposed with respect to any of the Shares will have ended and any restrictions and conditions imposed with respect thereto under the Plan will have been satisfied and (iv) certificates evidencing the Shares will have been issued by the Company to the holder thereof.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland.  The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Registration Statement as Exhibit 5 thereto.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:/s/ J. W. Thompson Webb
      Principal